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                                                Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-102436

                              PROSPECTUS SUPPLEMENT

                      To Prospectus dated January 17, 2003
                             and supplemented by the
                          Prospectus Supplements, dated
     January 29, 2003, January 30, 2003, February 4, 2003, February 5, 2003, February 6, 2003, February 14, 2003, February 19, 2003 and February 21, 2003

                                       of

                                  FINDWHAT.COM

         RS Diversified Investment Advisers Special Equity Fund ("RS Diversified") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o 59,500 shares on January 21, 2003 at an average price of $7.35 per share(*);
o 5,800 shares on January 22, 2003 at an average price of $7.25 per share(*);
o 2,000 shares on January 24, 2003 at an average price of $7.25 per share(*);
o 8,000 shares on January 27, 2003 at an average price of $7.27 per share(**);
o 28,800 shares on January 27, 2003 at an average price of $7.25 per share(*);
  and
o 21,600 shares on January 28, 2003 at an average price of $7.28 per share(**).

These sales were effected by First Albany Corp. (*) and Merrill Lynch Capital Markets (**), as agents, at commissions of $3,844.00 and $1,184.00, respectively. Immediately following these sales, RS Diversified beneficially owned 227,658 shares of our common stock.

         Cleveland Overseas Limited ("Cleveland Overseas") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o 9,500 shares on February 21, 2003 at an average price of $7.67 per share.

This sale was effected by Bernard Herold & Co., Inc., as agent, at a total commission of $475.00. Immediately following these sales, Cleveland Overseas beneficially owned 67,923 shares of our common stock.

         On February 21, 2003, the closing price per share of our common stock on the Nasdaq SmallCap Market was $7.83.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is February 24, 2003.